Exhibit 99.2

TENDER AND VOTING AGREEMENT

        THIS TENDER AND VOTING AGREEMENT (this “Agreement”) dated September 27, 2009, is entered into between United States Surgical Corporation, a Delaware corporation (the “Parent”), Transformer Delaware Corp., a Delaware corporation and direct or indirect wholly owned subsidiary of the Parent (the “Purchaser”), and Vincent P. Scialli, (“Stockholder”), with respect to (i) shares of common stock, $0.01 par value per share (the “Company Common Stock”), of Aspect Medical Systems, Inc., a Delaware corporation (the “Company”), (ii) all securities exchangeable, exercisable or convertible into Company Common Stock, and (iii) any securities issued or exchanged with respect to such Company Common Stock, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case whether now owned or hereafter acquired by the Stockholder (collectively, the “Securities”).

W I T N E S S E T H:

        WHEREAS, the Parent, the Purchaser and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, other than to lower the price to be paid in the Offer or Merger, in accordance with the terms thereof, the “Merger Agreement”) pursuant to which the Purchaser has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the “Merger”) with the result that the Company becomes a wholly owned subsidiary of the Parent;

        WHEREAS, as of the date hereof, Stockholder beneficially owns and has the power to dispose of the Securities set forth on Schedule I hereto and has the power to vote the Company Common Stock set forth thereon;

        WHEREAS, the Parent and the Purchaser desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company;

        WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

        NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

       1.     Certain Covenants.

1.1    Lock-Up.  Subject to Section 1.5, except as contemplated by the Merger Agreement, Stockholder hereby covenants and agrees that between the date hereof and the Termination Date (as hereinafter defined), Stockholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Acquisition Proposal, Stockholder may transfer any or all of the Securities as follows: (i) in the case of a Stockholder that is an entity, to any subsidiary, partner or member of Stockholder, and (ii) in the case of an individual Stockholder, to Stockholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such Securities or any interest in any of such Securities is or may be transferred shall have executed and delivered to the Parent and the Purchaser a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement.

1.2     No Solicitation.  Between the date hereof and the Termination Date, except as permitted by Section 6.1 of the Merger Agreement, neither Stockholder nor any director, officer, agent, representative, employee, affiliate, advisor, attorney, accountant or associate of Stockholder or those of its subsidiaries (collectively, “Representatives”) shall, directly or indirectly, take any action that the Company is prohibited from taking under Section 6.1 of the Merger Agreement.

1.3     Certain Events.  This Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person to which legal or beneficial ownership of any or all of the Securities passes, whether by operation of Law or otherwise, including without limitation, Stockholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional shares of Company Common Stock or other Securities of the Company issued to or acquired by Stockholder prior to the Termination Date.

1.4     Grant of Proxy; Voting Agreement.

                        (a)        Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities and hereby irrevocably appoints the Parent as proxy for Stockholder to vote the Company Common Stock owned by Stockholder, including the shares of Company Common Stock beneficially owned as of the date hereof and set forth on Schedule I hereto, for Stockholder and in Stockholder’s name, place and stead, at any annual or special meeting, or at any adjournment thereof or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise, whether before or after the Acceptance Time, solely for the adoption of the Merger Agreement. The Parent hereby acknowledges that the proxy granted hereby shall not be effective for any other purpose. The parties acknowledge and agree that neither the Parent, nor the Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to Stockholder in connection with or as a result of any voting by the Parent of the Company Common Stock owned by Stockholder or any execution of any consent. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, the Parent may vote the Securities in furtherance of its own interests, and the Parent is not acting as a fiduciary for Stockholder prior to the Termination Date.

                        (b)        Notwithstanding the foregoing grant to the Parent of the irrevocable proxy, if the Parent elects not to exercise its rights to vote the Company Common Stock owned by Stockholder pursuant to the irrevocable proxy, Stockholder agrees to vote the Company Common Stock owned by Stockholder during the term of this Agreement in favor of or give its consent to, as applicable, a proposal to adopt the Merger Agreement as described in Section 1.4(a) at any annual or special meeting or action of the stockholders of the Company in lieu of a meeting or otherwise.

                        (c)        This irrevocable proxy shall not be terminated by any act of Stockholder or by operation of law, whether by the death or incapacity of Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, Stockholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Securities shall be delivered by or on behalf of Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by the Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not the Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

1.5     Tender of Common Stock.  Stockholder agrees, in exchange for the consideration described in the Merger Agreement, to tender the shares of Company Common Stock beneficially owned as of the date hereof and set forth on Schedule I hereto to the Purchaser in the Offer promptly following the commencement of the Offer, and in any event not later than five (5) Business Days following the commencement of the Offer. Stockholder further agrees, in exchange for the consideration described in the Merger Agreement, to tender the shares of Company Common Stock acquired by Stockholder after the date hereof promptly following such acquisition. Stockholder shall not withdraw any such shares of Company Common Stock so tendered unless the Offer is terminated or this Agreement shall have been terminated in accordance with its terms. Notwithstanding the foregoing, Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company Stock Options held by such Stockholder or tender any shares of Company Common Stock granted to such Stockholder under an employee benefit plan of the Company which are unvested and subject to any risk of forfeiture (“Non-Tender Securities”).

1.6     Option.

                        (a)        On the terms and subject to the conditions set forth herein, Stockholder hereby grants to the Parent an irrevocable option (the “Option”) to purchase all of the right, title and interest of Stockholder in and to Stockholder’s shares of Company Common Stock, other than Stockholder’s Non-Tender Securities, at a price per share equal to the Offer Price. The Parent may exercise the Option in whole, but not in part, if, but only if, (i) the Purchaser has acquired shares of Company Common Stock pursuant to the Offer and (ii) Stockholder has failed to tender into the Offer any shares of Company Common Stock other than

Stockholder's Non-Tender Securities or shall have withdrawn the tender of any shares of Company Common Stock other than Stockholder's Non-Tender Securities into the Offer.  The Parent may exercise the Option at any time within the sixty (60) days following the date when such Option first becomes exercisable.

                        (b)        In the event that the Parent is entitled to and wishes to exercise the Option, the Parent shall send a written notice to Stockholder specifying the place and the date for the closing of such purchase, which date shall be not more than sixty (60) days after the date of such notice; provided that in the event that prior notification to, or approval of, any Governmental Entity is required in connection with the exercise of the Option or there shall be in effect any preliminary or final injunction or other order issued by any Governmental Entity prohibiting the exercise of the Option, the period of time during which the date of the closing may be fixed shall be extended until the tenth (10th) day following the last date on which all required approvals shall have been obtained, all required waiting periods shall have expired or been terminated and any such prohibition shall have been vacated, terminated or waived.

                        (c)        At the closing of the purchase of Stockholder’s shares of Company Common Stock other than Stockholder’s Non-Tender Securities pursuant to exercise of the Option, simultaneously with the payment by the Parent of the purchase price for Stockholder’s shares of Company Common Stock, such Stockholder shall deliver, or cause to be delivered, to the Purchaser certificates representing such shares of Company Common Stock duly endorsed to the Parent or accompanied by stock powers or other transfer documents duly executed by the Company in blank, together with any necessary stock transfer stamps properly affixed, free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever (collectively, “Liens”).

                        (d)        The Parent, the Purchaser or the Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 1.6 to a holder of Securities such amounts as are required to be withheld under the Code, or any applicable provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Securities in respect of which such deduction and withholding was made.

1.7     Public Announcement.  Stockholder shall consult with the Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of the Parent, except as may be required by Law, including any filings with the SEC pursuant to the Exchange Act. This Section 1.7 shall terminate and be null and void upon the earlier of (i) the Termination Date and (ii) consummation of the Merger.

1.8     Disclosure.  Stockholder hereby authorizes the Parent and the Purchaser to publish and disclose in any announcement or disclosure required by the SEC, The Nasdaq Stock Market or the New York Stock Exchange or any other national securities exchange and in the Offer Documents and, if necessary, the Proxy Statement, (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this

Agreement. The Parent and the Purchaser hereby authorize Stockholder to make such disclosure or filings as may be required by the SEC, The Nasdaq Stock Market or the New York Stock Exchange or any other national securities exchange.

    2.        Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to the Parent and the Purchaser, as of the date hereof and as of the date the Purchaser purchases shares of Company Common Stock pursuant to the Offer, that:

2.1     Ownership.  Stockholder has good and marketable title to, and is the sole legal and beneficial owner of the Securities set forth on Schedule I hereto, in each case free and clear of all Liens. At the time the Purchaser purchases the Company Common Stock pursuant to the Offer, Stockholder will transfer and convey to the Parent or its designee good and marketable title to the shares of Company Common Stock included in the Securities, free and clear of all Liens created by or arising through Stockholder.

2.2     Authorization.  If Stockholder is not a natural Person, Stockholder has all requisite corporate, limited liability or similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Stockholder has sole voting power and sole power of disposition with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto, except as set forth in the Securities or pursuant to applicable community property laws. Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity. If Stockholder is married and the Securities constitute community property, this Agreement has been duly authorized, executed and delivered by Stockholder’s spouse, and this Agreement is a legal, valid and binding agreement of Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

2.3     No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any Governmental Entity other than filings with the SEC pursuant to the Exchange Act, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding, any Law binding upon Stockholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have a material adverse effect on Stockholder’s ability to satisfy its obligations under this Agreement. As of the date hereof, no proceedings are pending which, if adversely determined, will have an adverse effect on Stockholder’s ability to vote or dispose of any of the Securities. Stockholder has not previously assigned or sold any of the Securities to any third party.

2.4     Stockholder Has Adequate Information.  Stockholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon either the Purchaser or the Parent and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that neither the Purchaser nor the Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Stockholder acknowledges that the agreements contained herein with respect to the Securities by Stockholder are irrevocable (prior to the Termination Date), and that Stockholder shall have no recourse to the Securities, the Parent or the Purchaser, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

2.5     No Setoff.  Stockholder has no liability or obligation related to or in connection with the Securities other than the obligations to the Parent and the Purchaser as set forth in this Agreement.

2.6     No Amounts Payable to Stockholder.  Except as disclosed in the Merger Agreement, there are no amounts due or payable by the Company or any Subsidiary of the Company to Stockholder in connection with the transactions contemplated by the Merger Agreement or this Agreement (other than any payments required under the Merger Agreement solely in exchange for equity securities of the Company).

    3.        Representations and Warranties of Parent and Purchaser.  The Parent and the Purchaser hereby represent and warrant to Stockholder, as of the date hereof that:

3.1     Authorization.  The Parent and the Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Parent and the Purchaser have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of the Parent and the Purchaser, enforceable against each of the Parent and the Purchaser in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

3.2     No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any Governmental Entity, except for such violations, breaches or defaults which are not reasonably likely to prevent, or materially delay, the ability of either the Parent or the Purchaser to satisfy its obligations under this Agreement.

    4.        Representations and Warranties.  None of the representations and warranties in this Agreement shall survive the Termination Date. The respective representations and warranties of Stockholder, the Parent and the Purchaser contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto.

    5.        Specific Performance.  Stockholder acknowledges that the Purchaser and the Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to the Purchaser and the Parent upon the breach by Stockholder of such covenants and agreements, the Purchaser and the Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

    6.        Miscellaneous.

6.1     Term.  This Agreement and all obligations hereunder shall terminate upon the earlier of (i) the day after the Merger is consummated, (ii) the Outside Date, (iii) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to Stockholder, and (iv) the termination of the Merger Agreement pursuant to Section 8.1 thereof (the earliest of (i), (ii), (iii) and (iv), the “Termination Date”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 6.1 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof, and (ii) the provisions of this Article 6 shall survive any termination of this Agreement.

6.2     Fiduciary Duties.  Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of Securities, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any Employee Benefit Plan, and (b) nothing herein will be construed to limit or affect any action or inaction by Stockholder or any Representative of Stockholder, as applicable, serving on the Company Board or on the board of directors of any Subsidiary of the Company or as an officer or fiduciary of the Company or any of Subsidiary of the Company, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company or any Subsidiary of the Company.

6.3     Expenses.  Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

6.4     Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.5     Entire Agreement.  This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

6.6     Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7     Assignment.  Without limitation to Section 1.1, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of the Parent and the Purchaser may freely assign its rights to another direct or indirect wholly owned subsidiary of the Parent or the Purchaser without such prior written approval but no such assignment shall relieve the Parent or the Purchaser of any of its obligations hereunder. Any purported assignment requiring consent without such consent shall be void.

6.8     Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be an original, but each of which together shall constitute one and the same Agreement.

6.9     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

                        (a)        if to the Parent or the Purchaser, to:

                        c/o Covidien
                        15 Hampshire Street
                        Mansfield, MA 02048
                        Attn: Vice President-Chief Mergers and Acquisition Counsel
                        Telecopy: (508) 261-8544

        with a copy to:

                        Ropes & Gray LLP
                        One International Place
                        Boston, MA 02110
                        Attn: Keith F. Higgins, Esq
                        Telecopy: (617) 951-7000

                        (b)        If to Stockholder, to the addresses indicated on Schedule I hereto.

Any party may by notice given in accordance with this Section 6.9 to the other parties to designate updated information for notices hereunder.

6.10     Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of Laws.

6.11     Enforceability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

6.12     Further Assurances.  From time to time, at the Parent’s request and without further consideration, Stockholder shall execute and deliver to the Parent such documents and take such action as the Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Parent good, valid and marketable title to the Securities, including, but not limited to, using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Securities.

6.13     Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.14     Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.15     No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s certificate of incorporation, the possible acquisition of the shares of Company Common Stock by the Parent and the Purchaser pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

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        IN WITNESS WHEREOF, the Parent, the Purchaser and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

UNITED STATES SURGICAL CORPORATION

By: /s/ John W. Kapples
 Name:  John W. Kapples
Title:  Vice President and Secretary

TRANSFORMER DELAWARE CORP.

By: /s/ John W. Kapples
 Name:  John W. Kapples
Title:  Vice President and Secretary

STOCKHOLDER:

/s/ Vincent P. Scialli
Name:  Vincent P. Scialli

[Signature Page to Tender and Voting Agreement]

SCHEDULE I TO

THE TENDER AND VOTING AGREEMENT

1.     Securities held by Stockholder:

Stockholder	Company Common Stock	Company Stock Options	Restricted Shares
Vincent P. Scialli	2,000	10,000	5,000

2.     Address to which notices or other communications are to be sent in accordance with Section 6.9 of this Agreement:

Stockholder:	______________________________ ______________________________ ______________________________ Facsimile:_______________________ Email:__________________________
with a copy to:	______________________________ ______________________________ ______________________________ Facsimile:_______________________ Email:__________________________
and with a copy to: